Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus Supplement of Alleghany Corporation and subsidiaries for the registration of debt securities and to the incorporation by reference therein of our reports dated February 23, 2021, with respect to the consolidated financial statements and schedules of Alleghany Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Alleghany Corporation and subsidiaries, included in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
August 9, 2021